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                 [COMPLETE WELLNESS CENTERS INC. LETTERHEAD]


                                                         [LOGO]
                                                         COMPLETE WELLNESS
                                                         CENTERS INC.


FOR IMMEDIATELY RELEASE NASDAQ SCM: CMWL;CMWLW


Contact:
C. Thomas McMillen, Chairman and C.E.O.    or     Investor Relations Counsel
Complete Wellness Centers, Inc.                   The Equity Group Inc.
(202) 639-9700                                    Linda Latman (212) 836-9609

           JOSEPH J. RAYMOND, JR. NAMED TO THE BOARD OF DIRECTORS OF
                           COMPLETE WELLNESS CENTERS

WASHINGTON, D.C.- September 9, 1998 - Complete Wellness Centers, Inc. ("CWC"), a multidisciplinary healthcare services company, today announced that Joseph J. Raymond, Jr., age 36, has been elected to the Company's Board of Directors. With this addition, there are now eight directors serving on Complete Wellness Centers' Board of Directors.

Separately, the Company announced that its Board of Directors approved a resolution to increase the size of the Board to nine members; Mr. Raymond's election leaves one current vacancy on CWC's Board. Additionally, CWC's Board of Directors approved a consulting agreement with RVR Consulting Group, Inc. to assist CWC in its operational and acquisition efforts. Mr. Raymond and another current member of CWC's Board of Directors, Sergio Vallejo, D.M.D., are currently principals of RVR Consulting Group, Inc.

Earlier in his career, Mr. Raymond was President of JJR, Inc., an independent financial consulting firm specializing in providing financial, operational and administrative growth solutions for companies throughout the United States. In 1987, he formed Transworld Services Group ("TSG"), a strategic staffing firm responsible for placing workers in temporary staffing positions. Under his leadership, TSG grew to a $45 million annual run rate employing 4,000 people in five states. TSG was Central Florida's largest temporary staffing agency for several years and one of the few staffing firms in the United States to achieve ISO 9002 certification. In 1994, Inc. Magazine cited TSG as the 53rd fastest growing private company in the United States. Mr. Raymond sold TSG in 1996 to Corestaff, Inc., where he remained as Vice President of Operations until December 31, 1997. In January 1998, Mr. Raymond founded RVR Consulting Group, Inc.

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Complete Wellness Centers News Release                                    Page 2
September 9, 1998

Mr. Raymond earned his Bachelor of Arts degree from Rollins College, with dual majors in Business and Economics. He has remained active in the Society for Human Resource Management since 1990 and has served on the Business Advisory Board of the Orange County Public School System since 1994.

C. Thomas McMillen, Chairman and Chief Executive Officer of Complete Wellness Centers, stated, "Joe Raymond, Jr. brings to our Board of Directors an impressive track record of successful business start-ups. He has special expertise in the areas of business acquisition, integration and management. He has hands-on experience in strategic planning, operations and finance. We also welcome his expertise in all aspects of mergers, acquisitions and business consolidation. We are fortunate to have Joe on our Board and we are confident that he will contribute further to achieving the Company's long and short term goals."


Complete Wellness Centers, Inc., a multi-disciplinary health services company, develops traditional and alternative provider networks, integrated medical centers, and related products focused on patient wellness. Its common stock and warrants trade on the NASDAQ Small Cap market under the symbols, CMWL and CMWLW, respectively.

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